EXHIBIT 99.1
PubMatic Announces Third Quarter 2025 Financial Results
Delivered revenue and adjusted EBITDA ahead of guidance;

CTV revenue grew over 50% year-over-year excluding political ad spend;

Activate revenue up over 100% year-over-year;
AI-powered platform reduces campaign setup time by 87% and speeds up issue resolution by 70%;
25% increase year-over year in ad spend from mid-market focused DSP partners.

NO-HEADQUARTERS/REDWOOD CITY, Calif., November 10, 2025 (GLOBE NEWSWIRE) -- PubMatic, Inc. (Nasdaq: PUBM), an independent technology company delivering digital advertising’s supply chain of the future, today reported financial results for the third quarter ending September 30, 2025.

“We delivered revenue and adjusted EBITDA ahead of guidance and strong cash flow. CTV growth over 50% year-over-year excluding political advertising once again significantly outpaced the market rate of growth. These results demonstrate the power of our platform, the continued diversification of our business and our accelerated pace of innovation,” said Rajeev Goel, co-founder and CEO at PubMatic. “As an early adopter of AI, our leadership extends across the infrastructure, application and transaction layers of programmatic advertising, and is a defining competitive advantage for us. In collaboration with NVIDIA, our infrastructure is, we believe, years ahead of peers. We’ve also deepened our competitive moat and unlocked measurable, incremental revenue opportunities with our newly launched AI platform for buyers and publishers. As the industry rapidly redefines itself, we are actively shaping its future and fueling advertising performance, transparency and automation.”

Third Quarter 2025 Financial Highlights
•Revenue in the third quarter of 2025 was $68.0 million, compared to $71.8 million in the same period of 2024. Q3 2024 included $5.0 million in revenue from political advertising;
•Net dollar-based retention1 was 98% for the trailing twelve-months ended September 30, 2025, compared to 112% in the comparable trailing twelve-month period a year ago;
•GAAP net loss was $(6.5) million with a margin of (9)%, or $(0.14) per diluted share in the third quarter, compared to GAAP net loss of $(0.9) million with a margin of (1)%, or $(0.02) per diluted share in the same period of 2024;
•Adjusted EBITDA was $11.2 million, or 16% margin, compared to $18.5 million, or a 26% margin, in the same period of 2024;
•Non-GAAP net income was $1.6 million, or $0.03 per diluted share in the third quarter, compared to Non-GAAP net income of $6.6 million, or $0.12 per diluted share in the same period of 2024;
•Net cash provided by operating activities was $32.4 million, an increase over $19.1 million in the same period of 2024;
1 Net dollar-based retention is calculated by starting with the revenue from publishers in the trailing twelve months ended September 30, 2024 (Prior Period Revenue). We then calculate the revenue from these same publishers in the trailing twelve months ended September 30, 2025 (Current Period Revenue). Current Period Revenue includes any upsells and is net of contraction or attrition, but excludes revenue from new publishers. Our net dollar-based retention rate equals the Current Period Revenue divided by Prior Period Revenue. Net dollar-based retention rate is an important indicator of publisher satisfaction and usage of our platform, as well as potential revenue for future periods

•Total cash and cash equivalents of $136.5 million as of September 30, 2025 with no debt;
•Through September 30, 2025, used $180.6 million to repurchase 12.4 million shares of Class A common stock, representing 24% of fully diluted shares as of the program’s inception.
The section titled “Non-GAAP Financial Measures” below describes our usage of non-GAAP financial measures. Reconciliations between historical GAAP and non-GAAP information are contained at the end of this press release following the accompanying financial data.

Business Highlights
Omnichannel platform drives revenue in key secular growth areas
•Excluding political advertising, revenue from CTV grew over 50% year-over-year2. PubMatic recently added and expanded partnerships with a number of free ad-supported streaming services including, Tubi, Future Today and LocalNow, which add to a strong roster of over 90% of the top 30 global streamers already on PubMatic.
•Excluding political advertising, revenue from omnichannel video, which includes CTV, grew 21% year-over-year.3
Cutting-Edge AI Innovation Drives Performance and Leading Competitive Advantage
•Deployed next-generation AI models on the world’s most advanced GPU architecture through a multi-year technical collaboration and innovation cycle with NVIDIA.
•We believe this collaboration closes the infrastructure advantage of walled garden platforms. Customers benefit from increased performance and speed, including:
•5X faster in bid response speed, unlocking optimization strategies previously impossible at standard programmatic rates;
•85% reduction in auction timeouts, recovering millions in ad spend that used to be lost to latency;
•3 times more ad requests processed per server, expanding our impression capacity without proportional cost; and
•Five data center racks consolidated into one, delivering measurable margin leverage.
New AI-Powered Platform Fuels Increased Usage, Incremental Revenue and Operational Efficiency
•Launched AI-powered publisher platform, putting publishers back in control of their yield, data, and demand. The unified platform combines three core capabilities that directly impact publisher bottom lines: automated revenue optimization, first-party data monetization, and direct access to high-value media budgets. The publisher suite also includes 17 operational AI agents guiding yield, diagnostics and creative set up.
•Recently launched an AI yield optimization solution for publishers. This new solution uses adaptive learning models to automate pricing and improve auction efficiency, driving an average of 10% revenue growth for publishers.
•PubMatic’s AI-powered, end to end digital advertising platform cuts campaign setup time by 87%, speeds up issue resolution by 70%, which translates directly into faster activations, higher productivity and better outcomes for our customers.

Advancing Leadership in CTV
•Ad-buying activity from AI-powered Live Sports Marketplace grew sequentially more than 150% in Q3 2025 over Q2 2025.
•New premium content drives increased monetization through unique ad demand accessed only on PubMatic. Fremantle, one of the world’s largest entertainment content creators generated a 78% increase in incremental programmatic demand across their expanding FAST channel portfolio.
•Launched Pause Ads for CTV. Advertisers can now serve dynamic, contextually relevant ads when viewers pause content. This expanded ad format is a premium, brand-safe moment that boosts engagement and yields incremental revenue for publishers.
2 Including political advertising, revenue from CTV grew over 10% year-over-year.
3 Including political advertising, revenue from omnichannel video, which includes CTV, grew 5% year-over-year.

Expanding Reach on the Buy Side
•Supply Path Optimization represented 55%+ of total activity on our platform in Q3 2025, up from 50% a year ago, driven by Activate, CTV Marketplaces, and robust sell-side targeting capabilities.
•Over the trailing nine months, customer adoption on Activate increased 35%, and the number of active campaigns grew 4x over the trailing nine months in 2024.
•Expanded a top three DSP partnership to launch Programmatic Guaranteed deals that streamline execution for advertisers across premium streaming content. This integration reduces friction in deal setup, accelerates time-to-market for campaigns, and unlocks incremental budgets.
•Partnered with Blis, an omnichannel DSP that brings high-value demand from leading global brands across automotive, retail, and financial services that prioritize full-funnel measurement and offline attribution.
•Diversified ad buyer mix beyond the legacy DSPs. Ad spend from performance marketers and mid-market focused DSPs grew 25%+ year-over-year.

Scaling Emerging Revenue Streams
•Emerging revenues grew 80% year-over-year, and included curation, commerce media, and other non SSP revenues.
•New AI-based yield optimization solution for publishers unlocked tens of millions of dollars in incremental revenue for publishers, in turn generating a new PubMatic revenue stream
•Expanded partnerships with leading data providers around the world, including Nielsen which named PubMatic as their exclusive sell-side partner to bring more than 10,000 audience segments to Australian advertisers and agencies
Owned and operated infrastructure drives operational efficiencies
•Infrastructure optimization initiatives combined with limited capex drove nearly 87 trillion impressions processed in Q3 2025, an increase of 24% over Q3 2024.
•Cost of revenue per million impressions processed decreased 19% on a trailing twelve month period, as compared to the prior period.

“We exceeded expectations on both revenue and adjusted EBITDA. This outperformance was driven by CTV, online video and mobile app. We also managed expenses, leveraged AI and delivered healthy margins and strong free cash flow,” said Steve Pantelick, CFO at PubMatic. “We continue to execute a robust, multifaceted strategy, adding new revenue streams, expanding our SPO relationships and CTV leadership, and expanding our DSP mix. As revenue growth re-accelerates, we anticipate margin expansion in both gross and adjusted EBITDA, directly benefiting from our efficient and leveraged business model.”

Financial Outlook
Our outlook assumes that general market conditions do not significantly deteriorate as it relates to current macroeconomic and geopolitical conditions.

Accordingly, we estimate the following for the fourth quarter of 2025:
•Revenue to be between $73 million to $77 million, inclusive of an impact from one of our top DSP buyers.

•Adjusted EBITDA to be in the range of $19 million to $21 million, representing approximately a 27% margin at the midpoint. Adjusted EBITDA expectation assumes a negative foreign currency exchange impact predominantly from Euro and Pound Sterling.

Although we provide guidance for adjusted EBITDA, we are not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of GAAP net income, including stock-based compensation expenses, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our adjusted EBITDA guidance to net income without unreasonable efforts. For the same reason, we are unable to address the probable significance of the unavailable information.
Conference Call and Webcast details
PubMatic will host a conference call to discuss its financial results on Monday, November 10, 2025 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). A live webcast of the call can be accessed from PubMatic’s Investor Relations website at https://investors.pubmatic.com. An archived version of the webcast will be available from the same website after the call.
Non-GAAP Financial Measures
In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), including, in particular operating income (loss), net cash provided by operating activities, and net income (loss), we believe that adjusted EBITDA, adjusted EBITDA margin, non-GAAP net income, non-GAAP net income per diluted share and free cash flow, each a non-GAAP measure, are useful in evaluating our operating performance. We define adjusted EBITDA as net income (loss) adjusted for stock-based compensation expense, depreciation and amortization, litigation related expenses, interest income, and provision for (benefit from) income taxes. Adjusted EBITDA margin represents adjusted EBITDA calculated as a percentage of revenue. We define non-GAAP net income as net income (loss) adjusted for stock-based compensation expense, litigation related expenses, and adjustments for income taxes. We define non-GAAP free cash flow as net cash provided by operating activities reduced by purchases of property and equipment and capitalized software development costs.
In addition to operating income (loss) and net income (loss), we use adjusted EBITDA, non-GAAP net income, and free cash flow as measures of operational efficiency. We believe that these non-GAAP financial measures are useful to investors for period to period comparisons of our business and in understanding and evaluating our operating results for the following reasons:
•Adjusted EBITDA and non-GAAP net income are widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, litigation related expenses, depreciation and amortization, interest expense, and benefit from income taxes that can vary substantially from company to company depending upon their financing, capital structures and the method by which assets were acquired; and,
•Our management uses adjusted EBITDA, non-GAAP net income, and free cash flow in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance or, in the case of free cash flow, as a measure of liquidity, and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance; and adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Our use of non-GAAP financial measures has limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:
•Adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) the potentially dilutive impact of stock-based compensation; or (c) tax payments that may represent a reduction in cash available to us;
•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Non-GAAP net income does not include: (a) the potentially dilutive impact of stock-based compensation; and (b) income tax effects for stock-based compensation
Because of these and other limitations, you should consider adjusted EBITDA, non-GAAP net income, and free cash flow along with other GAAP-based financial measures, including net income (loss) and cash flow from operating activities, and our GAAP financial results.
Forward Looking Statements
This press release contains “forward-looking statements” regarding our future business expectations, including our guidance relating to our revenue and adjusted EBITDA for the fourth quarter of 2025 and capex for the full year 2025, our expectations regarding our total addressable market, future market growth, and our ability to gain market share. These forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions and may differ materially from actual results due to a variety of factors including: our dependency on the overall demand for advertising and the channels we rely on; our existing customers not expanding their usage of our platform, or our failure to attract new publishers and buyers; our ability to maintain and expand access to spend from buyers and valuable ad impressions from publishers; the rejection of the use of digital advertising by consumers through opt-in, opt-out or ad-blocking technologies or other means; our failure to innovate and develop new solutions that are adopted by publishers; our ongoing litigation against Google LLC; geopolitical conflicts and related measures taken in response by the global community; the impacts of inflation, tariffs and recessionary fears as well as fiscal tightening, changes in the interest rate and currency exchange environments and continuing volatility in global capital markets; global macroeconomic uncertainty; limitations imposed on our collection, use or disclosure of data about advertisements; the lack of similar or better alternatives to the use of third-party cookies, mobile device IDs or other tracking technologies if such uses are restricted; any failure to scale our platform infrastructure to support anticipated growth and transaction volume; liabilities or fines due to publishers, buyers, and data providers not obtaining consents from consumers for us to process their personal data; any failure to comply with laws and regulations related to data privacy, data protection, information security, and consumer protection; and our ability to manage our growth. Moreover, we operate in a competitive and rapidly changing market, and new risks may emerge from time to time. For more information about risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which are available on our investor relations website at https://investors.pubmatic.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025. All information in this press release is as of November 10, 2025. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About PubMatic
PubMatic is an independent technology company maximizing customer value by delivering digital advertising’s supply chain of the future. PubMatic’s sell-side platform empowers the world’s leading digital content creators across the open internet to control access to their inventory and increase monetization by enabling marketers to drive return on investment and reach addressable audiences across ad formats and devices. Since 2006, PubMatic’s infrastructure-driven approach has allowed for the efficient processing and utilization of data in real time. By delivering scalable and flexible programmatic innovation, PubMatic improves outcomes for its customers while championing a vibrant and transparent digital advertising supply chain.
Investors:
The Blueshirt Group for PubMatic
investors@pubmatic.com
Press Contact:
Broadsheet Communications for PubMatic
pubmaticteam@broadsheetcomms.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$136,548	$100,452
Marketable securities	—	40,135
Accounts receivable, net	362,591	424,814
Prepaid expenses and other current assets	21,307	10,145
Total current assets	520,446	575,546
Property, equipment and software, net	51,396	58,522
Operating lease right-of-use assets	39,993	44,402
Acquisition-related intangible assets, net	3,099	4,284
Goodwill	29,577	29,577
Deferred tax assets	28,269	24,864
Other assets, non-current	3,408	2,324
TOTAL ASSETS	$676,188	$739,519
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$356,469	$386,602
Accrued liabilities	25,617	26,365
Operating lease liabilities, current	6,333	5,843
Total current liabilities	388,419	418,810
Operating lease liabilities, non-current	38,255	39,538
Other liabilities, non-current	4,454	3,908
TOTAL LIABILITIES	431,128	462,256
Stockholders' equity
Common stock	6	6
Treasury stock	(193,041)	(146,796)
Additional paid-in capital	309,789	275,304
Accumulated other comprehensive income (loss)	67	(636)
Retained earnings	128,239	149,385
TOTAL STOCKHOLDERS’ EQUITY	245,060	277,263
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$676,188	$739,519

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$67,960	$71,786	$202,880	$205,754
Cost of revenue(1)	25,403	25,508	77,603	76,092
Gross profit	42,557	46,278	125,277	129,662
Operating expenses:(1)
Technology and development	9,616	8,813	27,504	25,432
Sales and marketing	25,732	23,696	77,731	71,606
General and administrative	15,628	15,134	45,825	43,499
Total operating expenses	50,976	47,643	151,060	140,537
Operating loss	(8,419)	(1,365)	(25,783)	(10,875)
Interest income	1,198	1,969	4,170	6,873
Other income (expense), net	(937)	(930)	(3,939)	3,356
Loss before income taxes	(8,158)	(326)	(25,552)	(646)
Provision for (benefit from) income taxes	(1,706)	586	(4,406)	749
Net loss	$(6,452)	$(912)	$(21,146)	$(1,395)

Basic and diluted net loss per share of Class A and Class B stock	$(0.14)	$(0.02)	$(0.45)	$(0.03)
Weighted-average shares used to compute net loss per share attributable to common stockholders - Basic and diluted	45,933	49,056	47,146	49,623
(1)Stock-based compensation expense includes the following:

STOCK-BASED COMPENSATION EXPENSE
(In thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cost of revenue	$474	$486	$1,422	$1,417
Technology and development	1,471	1,603	4,684	4,688
Sales and marketing	3,423	3,450	10,351	10,160
General and administrative	4,143	3,918	12,553	12,002
Total stock-based compensation expense	$9,511	$9,457	$29,010	$28,267

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended September 30,
	2025	2024
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(21,146)	$(1,395)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	33,996	33,931
Stock-based compensation	29,010	28,267
Deferred income taxes	(11,772)	(10,831)
Accretion of discount on marketable securities	(822)	(3,552)
Non-cash operating lease expense	5,528	5,098
Other	(864)	(78)
Changes in operating assets and liabilities:
Accounts receivable	62,223	(1,322)
Prepaid expenses and other assets	(2,221)	(1,554)
Accounts payable	(29,981)	8,841
Accrued liabilities	429	2,259
Operating lease liabilities	(1,912)	(4,741)
Other liabilities, non-current	432	454
Net cash provided by operating activities	62,900	55,377
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(7,455)	(13,268)
Capitalized software development costs	(16,094)	(16,068)
Purchases of marketable securities	(26,026)	(117,977)
Proceeds from sales of marketable securities	27,095	—
Proceeds from maturities of marketable securities	39,859	156,958
Net cash provided by investing activities	17,379	9,645
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of business combination indemnification claims holdback	—	(2,148)
Proceeds from issuance of common stock for employee stock purchase plan	1,357	1,451
Proceeds from exercise of stock options	1,495	1,578
Principal payments on finance lease obligations	(105)	(98)
Payments to acquire treasury stock	(47,650)	(65,400)
Net cash used in financing activities	(44,903)	(64,617)
NET INCREASE IN CASH AND CASH EQUIVALENTS	35,376	405
Effect of foreign currency on cash	720	—
CASH AND CASH EQUIVALENTS - Beginning of period	100,452	78,509
CASH AND CASH EQUIVALENTS - End of period	$136,548	$78,914

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Reconciliation of net income (loss):
Net loss	$(6,452)	$(912)	$(21,146)	$(1,395)
Add back (deduct):
Stock-based compensation	9,511	9,457	29,010	28,267
Depreciation and amortization	10,459	11,384	33,996	33,931
Litigation related expenses(2)	538	—	538	—
Interest income	(1,198)	(1,969)	(4,170)	(6,873)
Provision for (benefit from) income taxes	(1,706)	586	(4,406)	749
Adjusted EBITDA(3)	$11,152	$18,546	$33,822	$54,679
Revenue	$67,960	$71,786	$202,880	$205,754
Adjusted EBITDA margin	16%	26%	17%	27%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Reconciliation of net income (loss) per share:
Net loss	$(6,452)	$(912)	$(21,146)	$(1,395)
Add back (deduct):
Stock-based compensation	9,511	9,457	29,010	28,267
Litigation related expenses(2)	538	—	538	—
Adjustment for income taxes	(2,018)	(1,978)	(6,141)	(5,863)
Non-GAAP net income(3)	$1,579	$6,567	$2,261	$21,009
GAAP diluted EPS	$(0.14)	$(0.02)	$(0.45)	$(0.03)
Non-GAAP diluted EPS	$0.03	$0.12	$0.04	$0.38
GAAP weighted average shares outstanding—diluted	45,933	49,056	47,146	49,623
Non-GAAP weighted average shares outstanding—diluted	49,180	53,986	50,718	54,854
(2)Litigation related expenses represents external legal fees and other expenses, net of insurance recoveries, associated with pending litigation that arose outside of the ordinary course of business. These costs related to a discrete matter, and are not representative of our underlying operating performance. We do not adjust for legal expenses incurred in our ordinary course of business.
(3)Net loss, Adjusted EBITDA, and Non-GAAP net income for the nine months ended September 30, 2024 include other income of $4.0 million related to our efforts to build and test integrations with the Google Privacy Sandbox.
Reported GAAP diluted loss per share for the three and nine months ended September 30, 2025 and 2024 were calculated using basic share count. Non-GAAP diluted earnings per share for the three and nine months ended September 30, 2025 were calculated using diluted share count which includes approximately 3 million and 4 million shares, respectively, of dilutive securities related to employee stock awards. Non-GAAP diluted earnings per share for the three and nine months ended September 30, 2024 were calculated using diluted share count which includes approximately 5 million shares of dilutive securities related to employee stock awards.

SUPPLEMENTAL CASH FLOW INFORMATION
COMPUTATION OF FREE CASH FLOW, A NON-GAAP MEASURE
(In thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Reconciliation of cash provided by operating activities:
Net cash provided by operating activities	$32,374	$19,139	$62,900	$55,377
Less: Purchases of property and equipment	(4,674)	(11,731)	(7,455)	(13,268)
Less: Capitalized software development costs	(4,914)	(4,542)	(16,094)	(16,068)
Free cash flow	$22,786	$2,866	$39,351	$26,041